                                                                       EXHIBIT 5

                          Batchelder & Partners, Inc.
                     4180 La Jolla Village Drive, Suite 560
                          La Jolla, California  92037

David H. Batchelder                                  telephone:  (619) 456-6655
President                                            telecopier: (619) 456-7969


                                 July 18, 1994
                                  (as amended)

Mr. John Davis
Davis Companies
2121 Avenue of the Stars
Suite 2900
Los Angeles, CA 90067

Dear John:

  This is to confirm our understanding that you have engaged Batchelder & Partners, Inc. to act as your non-exclusive advisor with respect to the investment in Mesa Inc. (the "Company").

  In connection with this assignment, we will provide non-exclusive advice and assistance in formulating an investment strategy and any other such advice and assistance as you may require to achieve your investment objective.

  Our aggregate compensation for the services referred to above will be as follows:

  (a) In the event that you and/or any affiliate (singly or collectively, "Acquiror") purchase shares, warrants or other securities of the Company ("Securities") and thereafter realizes a Profit (as hereinafter defined) with respect thereto, you will pay to us a fee equal to 5% of such Profits up to a maximum fee of $1 million.

  Any fee payable to us shall be paid in cash at the consummation of the particular transaction giving rise to such fee. For purposes of subparagraph
(a) above, "Profit" shall mean the excess (if any) of the "Value" received by you upon the final disposition of the Securities over your "Total Cost" of the Securities sold. "Value" shall mean, (i) with respect to cash consideration, the amount of such cash; (ii) with respect to non-cash consideration consisting of marketable securities, the mean between the high and low trading prices of such securities on their principal trading market on the trading day of such issuance or transfer thereof to you; and (iii) with respect to non-cash consideration other than marketable securities, the fair value thereof as agreed by you and us. "Total Cost" shall mean the aggregate purchase price of acquiring such Securities, including commissions. Total Cost shall be appropriately adjusted to reflect any extraordinary cash or non-cash distribution or similar event. If substantially all, but not all, of such Securities have been sold, a fee shall be paid pursuant to subparagraph (a) above equal to the Profit on such Securities sold based upon the Value received over the average cost per Security sold multiplied by the number of Securities sold. The average cost per Security sold should be appropriately adjusted to reflect

Mr. John Davis                                                     July 18, 1994

a stock dividend or stock split. If any such Securities have not been sold as of December 31, 1995, Profit shall be computed as if the remaining Securities were sold at the mean between the high and low trading prices of such Securities on their principal trading market on December 31, 1995, and, if the Profit so computed exceeds amounts previously paid pursuant to subparagraph (a) above, a fee shall be paid as if such Securities had been sold on that date. You agree to provide us a computation of Profit certified by a financial officer of Acquiror.

  In addition to the foregoing compensation, you shall reimburse us (or cause us to be reimbursed) for our reasonable and documented out-of-pocket expenses, which shall include the reasonable fee and disbursements of our counsel. We shall use counsel acceptable to both you and us. We shall not incur out of pocket expenses in excess of $25,000 without your consent.

  Since we will be acting on your behalf, you are agreeing to provide us with indemnification pursuant to the letter of even date herewith from you to us.

  It is understood that our services may be terminated by you or by us upon notice of the other party at any time and without liability or continuing obligation to you or to us (except for any compensation theretofore earned hereunder and expenses theretofore incurred and except that if you terminate our services and Acquiror realizes a Profit with respect to the Securities, then we shall be entitled to compensation pursuant to subparagraph (a) and the fourth paragraph hereof to the same extent as if our services had not been terminated). Notwithstanding the foregoing, the indemnity provisions described in the preceding paragraph shall survive such termination.

  Except as required by law, any advice (written or oral) rendered by us pursuant to this letter may not be disclosed publicly without our prior written consent, which consent shall not be unreasonably withheld.

  We acknowledge that your interest in the Company is confidential.
Accordingly, we agree not to discuss your identity or the fact of your interest in the Company to any third party without your prior consent. It is understood that Batchelder & Partners, Inc. does not possess or have any knowledge of confidential information regarding the Company. Further, Batchelder & Partners, Inc. has no knowledge of any pending or future third party efforts to merge or acquire any of the Company.

Mr. John Davis                                                     July 18, 1994

  Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, which shall thereupon constitute a binding agreement.

                     Very truly yours,

                     BATCHELDER & PARTNERS, INC.

                     By:  /s/ David H. Batchelder
                          -----------------------
                          David H. Batchelder, President

Confirmed:

DAVIS COMPANIES

By:      /s/ John Davis
        --------------
        John Davis
Title:  Vice President
        --------------
Date:   September 2, 1994

                                 July 18, 1994



Batchelder & Partners, Inc.
4180 La Jolla Village Drive
Suite 560
La Jolla, California 92037

Gentlemen:

     In connection with your engagement to consult with the undersigned with respect to the matters contemplated by the letter from you to us of even date herewith, we hereby agree to indemnify and hold harmless you and your affiliates, the respective directors, officers, partners, agents, and employees of you and your affiliates and each other person, if any, controlling you or any of your affiliates, to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by you and such other persons (including fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our instructions or (B) are otherwise related to or arise out of your activities on our behalf pursuant to the terms of your engagement, and we will reimburse you and any other person indemnified hereunder for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by you or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which you or any other indemnified person is a party. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (A) or (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of the person seeking indemnification hereunder (although it is expressly intended that we will be responsible for any thereof that result from the negligence, other than gross negligence, of such person). We also agree that neither you, nor any of your affiliates, nor any director, officer, partner, agent or employee of you or any of your affiliates, nor any person controlling you or any of your affiliates, shall have any liability to us for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by us which is finally judicially determined to have resulted primarily from your bad faith or gross negligence or your disclosure of our identity or the fact of our interest in the Company to any third party without our prior consent. The foregoing agreement shall be in addition to any rights that you or any indemnified person may have at common law or otherwise, including, but not limited to, any right to contribution. We hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against you or any other indemnified person. You agree to notify us promptly of the assertion against you of any claim or the commencement

Batchelder & Partners, Inc.                                       July 18, 1994


of any action or proceeding with respect to which indemnity will be sought under this agreement.

     It is understood that, in connection with your engagement, you may also be engaged to act for us in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of your engagement(s).

                                            Very truly yours,

                                            DAVIS COMPANIES


                                            /s/ John Davis
                                            --------------
                                            Title:  Vice President
                                                    --------------



Accepted:

BATCHELDER & PARTNERS, INC.


By:    /s/ David H. Batchelder
       -----------------------
Date:  July 18, 1994

                          Batchelder & Partners, Inc.
                    4180 La Jolla Village Drive, Suite 560
                          La Jolla, California  92037

David H. Batchelder                                  telephone:  (619) 456-6655
President                                            telecopier: (619) 456-7969

                                  May 8, 1995


Mr. John Davis
Davis Companies
2121 Avenue of the Stars
Suite 2900
Los Angeles, CA  90067

Dear John:

          Pursuant to an agreement dated April 1, 1995 between Mesa Inc. and Dennis R. Washington, the Board of Directors of Mesa nominated David H. Batchelder and Dorn Parkinson for election to Mesa's board as Mr. Washington's representatives. Therefore, I will become a Director of Mesa on May 17, 1995.

          Batchelder & Partners believes that its agreement with you dated July 18, 1994 should be amended so that such agreement would not apply to any shares of common stock of Mesa purchased on or after May 17, 1995. Therefore, please confirm that your agreement with Batchelder & Partners is hereby amended to exclude any shares, warrants or other securities of Mesa purchased by Acquiror, as defined, on or after May 17, 1995, by signing and returning the duplicate of this letter attached hereto.

          Please call me if you have any questions regarding the amendment.

                                      Yours truly,

                                      BATCHELDER & PARTNERS, INC.


                                      By:  /s/ David H. Batchelder
                                           ------------------------
                                           David H. Batchelder

CONFIRMED:

THE DAVIS COMPANIES


By:    /s/ John Davis
       --------------
       John Davis

Date:  May 17, 1995
       ------------